Exhibit 99.1

NEWS RELEASE

Contact: Lutz Henckels
Executive Vice President, CFO, COO
lhenckels@gigatronics.com
(925) 328-4650 ext. 4698

Giga-tronics Reports Fiscal 2022 Second Quarter Results

Dublin, CA – November 9, 2021 – Giga-tronics Incorporated (OTCQB: GIGA) (the “Company”) today reported results for the second fiscal quarter and six months ended September 25, 2021:

Second Quarter Fiscal Year 2022 Highlights

●	Revenue increased 33% over the second quarter of last fiscal year and 74% sequentially over the first quarter of fiscal 2022 to $3.6 million.
o

Microsource filter revenue increased 75% over the second quarter of last fiscal year and 64% sequentially over the first quarter of fiscal 2022 to $3.3 million primarily due to receipt of a large order during the quarter.

o

RADAR and Electronic Warfare (“RADAR/EW”) test revenue decreased to $297,000 versus $822,000 in the second quarter of fiscal 2021, but increased sequentially by $246,000 over the first quarter of fiscal 2022. The decline in revenue in fiscal 2022 versus fiscal 2021 is primarily related to product mix. The Giga-tronics division shipped a COMPASS system in the second quarter of fiscal 2022, which generated lower revenue as compared to the Company’s TEmS system which it shipped in the second quarter of fiscal 2021. During the quarter the Giga-tronics division also did not receive certain large, anticipated military orders which have long approval and processing cycles and vary significantly from period to period.

●	Gross profit increased to $1.3 million in the second quarter of fiscal 2022 from $1.0 million in the second quarter of fiscal 2021 mainly due to the increased revenue.
●

Engineering expenses decreased by $320,000 primarily due to increased capitalization of software engineering expenses, reduced engineering personnel costs, reduced consulting costs and a greater portion of non-recurring engineering expenses related to contract services allocated to cost of revenue.

●

Selling, general and administrative expenses increased by $123,000 in the second quarter of fiscal 2022 versus the comparable prior year period primarily due to increased personnel costs and increased stock based compensation.

●

Net income attributable to common shareholders for the second quarter of fiscal 2022 improved to $62,000 or $0.02 per basic share compared to a net loss of ($477,000) or ($0.18) per basic share in the second quarter of fiscal 2021 primarily due to higher net revenue coupled with decreased operating expenses in the second quarter of fiscal 2022 compared to the prior year period.

●

Adjusted EBITDA (earnings before income taxes, net interest expense, net other income or expense, share-based compensation, depreciation and amortization) was $238,000 in the second quarter of fiscal 2022 compared to a loss of ($308,000) in the second quarter of fiscal 2021.

First Six months of Fiscal Year 2022 Highlights

●	Fiscal 2022 first six months net revenue was $5.6 million, a 10% decrease as compared to $6.2 million for the first six months of fiscal 2021.
o

Microsource reported an increase of $960,000 in revenues for the first six months of fiscal 2022 as compared to the first six months of fiscal 2021 primarily due to an increase in the production capacity of YIG filters with the addition of a third production test station.

o

RADAR/EW test revenue was $348,000 during the first half of fiscal 2022 as compared to $1.9 million in the first half of fiscal 2021. During the first half of 2022 the Giga-tronics division did not receive certain large, anticipated military orders which have long approval and processing cycles and vary significantly from period to period.

●

Gross profit decreased by $434,000 in the first six months of fiscal 2022 to $2.1 million from $2.6 million in the first six months of fiscal 2021 primarily due to the 10% decline in revenue during the first six months of fiscal 2022

●

Operating expenses decreased by $103,000 in the first six months of fiscal 2022 to $2.8 million from $2.9 million primarily due to lower engineering expenses in the second quarter of fiscal 2022, including lower personnel costs, increased capitalization of software engineering expenses, lower consulting costs and a greater portion of non-recurring engineering expenses for contract services which were allocated to cost of revenue.

●

Net loss for the first half of fiscal 2022 was $798,000, compared to a net loss of $405,000 recorded in the first half of fiscal 2021. The increase in net loss was primarily due to the decrease in net revenue for the Giga-tronics division partially offset by lower operating expenses versus the comparable prior year period.

●	Adjusted EBITDA was a loss of $(255,000) in the first half of fiscal 2022 compared to a loss of $(57,000) in the first half of fiscal 2021.

John Regazzi, Chief Executive Officer of the Company, said, “It is gratifying to see our second quarter fiscal 2022 revenue increase from a weak first fiscal quarter. At the same time, we are disappointed in the booking activity in our RADAR/EW business unit and anticipate a rebound in order activity in this business during the second half of this fiscal year. We remain confident in our microwave filter business’s ability to generate dependable cash flow and are optimistic about our prospects to capture share in the attractive EW Testing market.”

Lutz Henckels, Executive Vice President, Chief Financial Officer and Chief Operating Officer stated, “We are encouraged by our improved performance in the second quarter as compared to the first quarter of fiscal 2022, which was driven by a 33% increase in revenue and an 13% reduction in operating expenses. In addition, we are pleased that the prefunded warrants were modified and as a result reclassified to equity during our second quarter of fiscal 2022, thereby increasing our shareholders’ equity from $4.2 million at our fiscal 2021 year ended March 27, 2021 to $5.3 million at the end of the second quarter fiscal 2022.”

Earnings Conference Call

Giga-tronics will host a conference call today, November 9, 2021, at 4:30 p.m. ET to discuss the results for the first quarter of fiscal 2022, ended September 25, 2021. To participate in the call, dial (888) 517-2470 or (630) 827-6818 and enter PIN Code 8885221#. A replay of the call will subsequently be made available on the Giga-tronics website under “Investor Relations”. The conference call discussion reflects management's views as of November 9, 2021.

About Giga-tronics Incorporated

Giga-tronics is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA". Giga-tronics produces RADAR filters and Microwave Integrated Components for use in military defense applications as well as sophisticated RADAR/EW test products primarily used in electronic warfare test & emulation applications.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure that does not have a standardized definition under U.S. GAAP. The Company has provided this non-GAAP measure in this press release because management believes it measures the Company’s operating performance and free cash flow in a manner useful to investors. A reconciliation to GAAP follows the unaudited Condensed Consolidated Statements of Operations attached to this press release.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release, other than statements of historical facts, are forward-looking statements. Generally, forward- looking statements and information can be identified by the use of forward-looking terminology such as “expects” or “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “should," or “will” occur. Forward-looking statements include, among others, those concerning future product developments, future prospects, future operating results (including, for example, future revenue, growth, expenses, margin and profitability), growth in market share, product competitiveness and expected and potential sales to customers.  Forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include the Company’s ability to successfully manufacture its RADAR/EW test products; to identify customer needs and to design and implement new features; the timely receipt of components from third-party suppliers; the receipt or timing of future orders for products or services and cancellations or deferrals of existing or future orders; the adequacy of the Company’s capital resources; the Company’s ability to manage expenses; the results of pending or threatened litigation; the Company’s ability to successfully implement its business plan; the Company’s need to modify its business plan as a result of these or other risks; the volatility in the market price of the Company’s common stock; and the circumstances relating to the COVID-19 pandemic and governmental responses. You should not place undue reliance on any forward-looking statements, which are made as of the date of this press release. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements. For further discussion, see the Company’s most recent annual report on Form 10-K for the fiscal year ended June 26, 2021 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those in other public filings the Company may make with the SEC.

Investor Relations Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

203.972.9200

jnesbett@institutionalms.com

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands except share data)

	September 25, 2021	March 27, 2021
Assets
Current assets:
Cash	$648	$736
Trade accounts receivable, net of allowance of $3 and $3, respectively	1,299	801
Inventories	4,446	3,601
Prepaid expenses	64	100
Unbilled receivable	1,294	1,120
Total current assets	7,751	6,358
Property and equipment, net	400	455
Right-of-use asset	696	865
Other long-term assets	255	169
Total assets	$9,102	$7,847
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,174	$1,044
Loan payable, net of discounts and issuance costs	955	683
Accrued payroll and benefits	443	446
Deferred revenue	1	7
Lease obligations	466	445
Other current liabilities	270	279
Total current liabilities	3,309	2,904
Other non-current liabilities	—	6
Long term lease obligations	450	690
Total liabilities	3,759	3,600

Shareholders’ equity:
Preferred stock; no par value; Authorized – 1,000,000 shares
Series A convertible preferred stock: 250,000 shares designated; 0 shares issued and outstanding at September 25, 2021 and March 27, 2021	—	—
Series B, C, D convertible preferred stock: 19,500 designated shares; 17,782 shares issued and outstanding at September 25, 2021 and March 27, 2021; (liquidation preference of $3,367 at September 25, 2021 and March 27, 2021)	2,745	2,745
Series E convertible preferred stock: 100,000 designated shares; 5,700 and 9,200 shares issued and outstanding at September 25, 2021 and March 27, 2021, respectively; (liquidation preference of $214 at September 25, 2021 and $345 at March 27, 2021)	90	177
Common stock; no par value; Authorized – 13,333,333 shares; 2,725,010 and 2,635,856 shares issued and outstanding at September 25, 2021 and March 27, 2021, respectively;	34,490	32,306
Accumulated deficit	(31,982)	(30,981)
Total shareholders’ equity	5,343	4,247
Total liabilities and shareholders’ equity	$9,102	$7,847

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements
* Derived from the audited financial statements as of and for the fiscal year ended March 27, 2021.

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Net revenue:
Goods	$297	$822	$348	$1,931
Services	3,270	1,870	5,269	4,309
Total revenue	3,567	2,692	5,617	6,240
Cost of revenue	2,247	1,652	3,497	3,686
Gross profit	1,320	1,040	2,120	2,554

Operating expenses:
Engineering	234	554	636	991
Selling, general and administrative	1,049	926	2,147	1,895
Total operating expenses	1,283	1,480	2,783	2,886

Operating income (loss)	37	(440)	(663)	(332)

Interest expense, net and other:
Interest expense, net	(12)	(32)	(15)	(65)
Other income (expense), net	46	—	(65)	—
Income (loss) before income taxes	71	(472)	(743)	(397)
Provision for income taxes	7	2	7	2
Net income (loss)	64	(474)	(750)	(399)
Deemed dividend on Series E preferred stock	(2)	(3)	(5)	(6)
Cumulative dividends on converted Series E preferred stock	—	—	(43)	—
Net income (loss) attributable to common shareholders	$62	$(477)	$(798)	$(405)

Income (loss) per common share – basic	$0.02	$(0.18)	$(0.29)	$(0.15)
Income (loss) per common share – diluted	$0.02	$(0.18)	$(0.29)	$(0.15)

Weighted average common shares used in per share calculation:
Basic	2,725	2,636	2,725	2,636
Diluted	3,361	2,636	2,725	2,636

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

Non-GAAP Financial Measures: Adjusted EBITDA is non-GAAP measure that does not have a standardized definition under U.S. GAAP. The Company has provided this non-GAAP measure in this press release because management believes it measures the Company’s operating performance and free cash flow in a manner useful to investors. The Company defines “Adjusted EBITDA” as net income (loss) before income taxes, net interest expense, net other income or expense, share-based compensation (non-cash), depreciation and amortization

Adjusted EBITDA Reconciliation (Dollars in thousands)	Three Months Ended
	September 25, 2021	September 26, 2020
Net income (loss) attributable to common shareholders	$62	$(477)
Cumulative and deemed dividends on Series E preferred stock	2	3
Net income (loss)	$64	$(474)
Adjustments:
Depreciation and amortization	55	65
Stock-based compensation	146	66
Gain on remeasurement of prefunded warrants liability	(46)	—
Interest and tax	19	35
Adjusted EBITDA	$238	$(308)

Adjusted EBITDA Reconciliation (Dollars in thousands)	Six Months Ended
	September 25, 2021	September 26, 2020
Net loss attributable to common shareholders	$(798)	$(405)
Cumulative and deemed dividends on Series E preferred stock	48	6
Net loss	$(750)	$(399)
Adjustments:
Depreciation and amortization	107	133
Stock-based compensation	301	142
Finance costs for issuance of prefunded warrants	157	—
Gain on remeasurement of prefunded warrants liability	(92)	—
Interest and tax	22	67
Adjusted EBITDA	$(255)	$(57)